UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2016

Bellerophon Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36845	47-3116175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

184 Liberty Corner Road, Suite 302 Warren, New Jersey	07059
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 574-4770

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Employment Agreement with Fabian Tenenbaum

On November 10, 2016, Bellerophon Therapeutics, Inc. (the “Company”) entered into a new Employment Agreement (the “Employment Agreement”) with Fabian Tenenbaum, its current Chief Financial Officer, to serve as the Company’s Chief Executive Officer, effective as of November 11, 2016 (the "Effective Date"). This completes the previously announced transition of Mr. Tenenbaum to Chief Executive Officer of the Company, succeeding Jonathan Peacock, who will remain with the Company as Chairman.

The foregoing description of the Employment Agreement is a summary of the material terms thereof and is qualified in its entirety by the complete text of the Employment Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On the Effective Date, Mr. Peacock stepped down as Chief Executive Officer of the Company and the Company entered into an Employment Agreement with Mr. Tenenbaum in connection with his employment with the Company as its Chief Executive Officer with an annual base salary of $375,000. The agreement provides that Mr. Tenenbaum is employed at will, and either the Company or Mr. Tenenbaum may terminate the employment relationship for any reason, at any time. Following the end of each calendar year and subject to the approval of the Board of Directors of the Company or the compensation committee thereof (the “Compensation Committee”), Mr. Tenenbaum is eligible to receive an annual bonus for such calendar year equal to 50% of his annualized based salary in accordance with the terms of the Company’s management incentive program. The Company, in its sole discretion, may pay such bonus compensation in cash, equity or a combination thereof on such terms as are determined by the Compensation Committee. For calendar year 2016, Mr. Tenenbaum is eligible to receive a pro-rated annual bonus from February 29, 2016.

In connection with Mr. Tenenbaum’s execution of the Employment Agreement, the Company agreed, subject to approval of the Compensation Committee, to grant Mr. Tenenbaum an option (the “Option”) to purchase the number of shares of the Company’s common stock equal to 3.0% of the fully diluted outstanding shares of the Company’s common stock as of the Effective Date at a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Option, subject to the approval of the Compensation Committee, will (a) vest in four equal installments, with the first installment vesting one year following the Effective Date, and the remaining three installments vesting annually of the following three anniversaries of the Effective Date and (b) include 100% accelerated vesting in the event of a change in control (as defined in the Employment Agreement) and (c) formally provide an alternative vesting schedule solely in the event that the Company terminates Mr. Tenenbaum’s employment without cause (as defined in the Employment Agreement) following the vesting of the first installment, such that the Option will be deemed to have vested in equal monthly installments following the Effective Date.

If the Company terminates Mr. Tenenbaum’s employment without cause (as defined in the Employment Agreement) or if Mr. Tenenbaum terminates his employment with the Company for good reason (as defined in the Employment Agreement) within twelve months following a change in control (as defined in the Employment Agreement), Mr. Tenenbaum is entitled to receive subject to his continued compliance with the restrictive covenants of the agreement and his execution and nonrevocation of a general release of claims against the Company: (1) for a period of twelve months following his termination of employment monthly severance pay in an amount equal to his base salary rate; (2) an annual bonus at the target level in cash or equity or any combination thereof; and (3) continued coverage, under the Company’s medical, dental and vision benefit plans at active employee rates for 12 months following the date of termination.

Mr. Tenenbaum is subject to confidentiality, work product assignment, non-competition and non-solicitation obligations pursuant to the terms of his Employment Agreement.

Item 9.01 Financial Statements and Exhibits

Employment Agreement with Fabian Tenenbaum

Exhibit No.	Description

10.1	Employment Agreement effective as of November 11, 2016 between Bellerophon Therapeutics, Inc. and Fabian Tenenbaum

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLEROPHON THERAPEUTICS, INC.

Date: November 15, 2016	By:	/s/ Fabian Tenenbaum
Name: Fabian Tenenbaum Title: Chief Executive Officer

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